Buenos Aires, February 16, 2017

BOLSA DE COMERCIO DE BUENOS AIRES

COMISIÓN NACIONAL DE VALORES

NOTA PESA – LEGC 014/2017

Ref.: Relevant Fact. Corporate Intragroup Reorganization.

Dear Sirs,

I am writing to the Buenos Aires Stock Exchange and the National Securities Commission in my capacity as Head of Market Relations of Petrobras Argentina S.A. (“Petrobras” or the “Company”) to inform you that on the date hereof, the General Extraordinary Shareholders’ Meeting resolved to approve the merger of Pampa Energía S.A., as the surviving company, with the Company, Petobras Energía Internacional S.A. and Albares Renovables Argentina S.A., as the absorbed companies, in accordance with the Preliminary Merger Agreement executed on December 23, 2016 (the “Merger”). The approval of the Merger was resolved by a majority vote of 92.98% of the shares with a right to vote, having registered 0.16% voting against it, 0.03% abstaining and 6.83% of shareholders not participating in the Shareholders’ Meeting.

Sincerely,

María Agustina Montes

Head of Market Relations